Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Chinook Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$3,486,219,437	(1)(2)	0.0001102	$384,182	(3)
Fees Previously Paid	$—			$—
Total Transaction Valuation	$3,486,219,437
Total Fees Due for Filing				$384,182
Total Fees Previously Paid				$—
Total Fee Offsets				$—
Net Fee Due				$384,182

(1)

In accordance with Exchange Act Rule 0-11, the maximum number of securities of Chinook Therapeutics, Inc. (“Chinook”) to which this transaction applies is estimated, as of June 19, 2023, to be 82,031,572, which consists of (A) 74,181,662 shares of Chinook common stock (which includes 1,704,710 Company restricted stock units (“RSUs”), 787,901 Company performance stock units (“PSUs”) and warrants to purchase 4,643,021 shares of Chinook common stock), entitled to receive consideration of up to $44.00 per share, which consists of $40.00 in upfront per share consideration and one contingent value right (“CVR”) that could result in additional cash payments of up to $4.00 per share, and (B) options to purchase 7,849,910 shares of Chinook common stock entitled to receive consideration of up to $28.31 per share, which consists of $24.31 in upfront per share consideration (the difference between $40.00 and the weighted average exercise price of $15.69 per share) and one CVR that could result in additional cash payments of up to $4.00 per share.

(2)

In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of June 19, 2023, based on the sum of (A) 74,181,662 shares of Chinook common stock (which includes 1,704,710 Company RSUs, 787,901 Company PSUs and warrants to purchase 4,643,021 shares of Chinook common stock) multiplied by $44.00 per share (the sum of $40.00 in upfront per share consideration and one CVR that could result in additional cash payments of up to $4.00 per share) and (B) options to purchase 7,849,910 shares of Chinook common stock multiplied by $28.31 per share (the difference between $40.00 and the weighted average exercise price of $15.69 per share, plus one CVR that could result in additional cash payments of up to $4.00 per share).

(3)

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.0001102.